Exhibit 99.1
Newark, N.Y. April 23, 2008 - IEC Electronics Corp. (IECE.OB) reports that it has received an order from one of its Military and Defense customers which is valued at more than $4.7 million. The customer may increase the award by an additional $3+ million dollars based upon its end market demand. Deliveries will commence toward the end of IEC’s fourth quarter ending September 30th and will continue throughout the first half of calendar year 2009.

W. Barry Gilbert, Chairman of the Board and CEO, stated, “We view this sizable order as a clear statement of our customer’s continued confidence in IEC and its performance. IEC is the exclusive supplier of these products thus enabling the customer to avoid the uncertainty with a new supplier and the cost of managing a second source. In turn, this enables us to leverage the experience we have gained from previously building these extremely complex electronic assemblies. The collaborative negotiation resulted in reducing the customer’s total cost of ownership while strengthening IEC through a longer term commitment.”

As a full service EMS provider, AS9100 and IEC is ISO-9001:2000 registered, and a NSA approved supplier under the COMSEC standard. The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. Information regarding IEC can be found on its web site at www.iec-electronics.com.

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors. The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2007 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:	Heather Keenan IEC Electronics Corp. (315) 332-4262 Hkeenan@iec-electronics.com